Exhibit 99.1

FROM:

Accredited Home Lenders Holding Co.

15090 Avenue of Science, Suite 200

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED REPORTS

RECORD 2003 FY RESULTS

FY 2003 Net Income up 247%, Revenue rises 117%;

Origination up 85%, Servicing Portfolio grows 63%

SAN DIEGO, Jan. 28—Accredited Home Lenders Holding Co. (Nasdaq: LEND), a nationwide mortgage banker specializing in nonprime residential mortgage loans, today announced record annual and fourth quarter results for the period ended December 31, 2003.

Net income for the year ended December 31, 2003 was $100.0 million, or $4.98 earnings per diluted share, an increase of 247% over $28.8 million for the year ended December 31, 2002. Total revenues increased 117% to $435.2 million from $200.8 million the prior year.

Net income for the quarter ended December 31, 2003 was $30.0 million, or $1.41 earnings per diluted share, an increase of 427% over net income of $5.7 million for the comparable period in 2002. Total revenues for the quarter increased by 116% to $ 131.6 million from $61.0 million for the comparable period in 2002.

Chairman and CEO James Konrath said: “The record results in the fourth quarter capped a remarkable 2003 for Accredited — a year in which we grew originations, portfolio, and most importantly, profits to record levels. Two major initiatives taken throughout the year — increasing the size of our owned portfolio and adding sales staff across the country — provide us the means to succeed in the significantly more challenging environment we expect to see in 2004.

“We face the prospects of higher interest rates, more competition in the nonprime sector, and increased regulatory activity at all levels of government. Yet, we expect that our experienced management team will continue to grow originations and earnings by adhering to our proven profit-based business model.”

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2003 Operational Highlights

•	Mortgage origination volume for the year of $8.0 billion, compared to $4.3 billion in 2002, an increase of 85%. Originations in the fourth quarter were the highest ever in Accredited’s 13-year history and increased 7% from the previous record set in the third quarter of 2003.

•	Record mortgage servicing portfolio of $3.7 billion at year-end, an increase of $1.4 billion, or 63%, from December 31, 2002.

•	Whole loan sales of $6.1 billion for the year more than double the $3.0 billion completed in 2002.

•	A securitization structured as a financing of $515.2 million completed in November 2003 bringing the total for the year to $1.2 billion.

•	Net interest income (interest income less interest expense) of $115.4 million in 2003, compared to $40.0 million in 2002, an increase of 189%.

Financial Summary ($000)

	Q4 2003	% Change from Q4 02	2003	% Change from 2002
Total Revenues	$131,610	115.9%	$435,222	116.8%
Total Expenses	81,783	58.9%	268,660	75.8%

Income before Taxes	49,827	425.1%	166,562	247.0%
Income Taxes	19,853	423.0%	66,547	246.6%

Net Income	$29,974	426.5%	$100,015	247.3%

The 117% increase in total revenues from 2002 to 2003 resulted primarily from increases in the gain on sale of loans and interest income. The gain on sale of loans increased 96.2% from $122.9 million in 2002 to $241.1 million in 2003 owing primarily to higher volume of whole loan sales for cash. Our average whole loan sale premium, net of hedging, totaled 4.0% in 2003. Interest income increased 164% from $67.9 million in 2002 to $179.0 million in 2003, primarily due to the increased loan portfolio, partially offset by a decrease in the weighted average interest rate. The increase in the size of the loan portfolio resulted from additional securitizations structured as financings and higher loan origination volume held in warehouse lines.

Total expenses increased 76% from $152.8 million in 2002 to $268.7 million in 2003 due primarily to the increase in interest expense resulting from the growth of the loan portfolio, an increase in loan volume, and an increase in the number of employees related to that growth.

•	Portfolio Growth Related Expenses

✓	Interest expense increased by 128% from $27.9 million in 2002 to $63.6 million in 2003 due primarily to an increase in the average outstanding

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borrowings, partially offset by a decrease in the average borrowing rate. The increase in the average outstanding borrowings is consistent with the growth in the loan portfolio.

✓	Provision for losses increased by $15.5 million from $17.7 million in 2002 to $33.1 million in 2003, reflecting the growth and aging of our portfolio.

•	Business Operations Related Expenses

✓	Compensation expenses increased by 50% from $74.7 million in 2002 to $112.2 million in 2003 due to the growth in the number of employees and increased commission and bonus costs related to higher loan originations and profits.

✓	General, administrative, and other expenses increased by 83% from $32.6 million in 2002 to $59.7 million in 2003, due to increases in loan volume, number of staff and number of locations.

✓	Total business operations related expenses increased by 60% from $107.2 million in 2002 to $172.0 million in 2003.

•	Net Profit

✓	Income before taxes increased from $48.0 million in 2002 to $166.6 million in 2003.

✓	Net Income increased 247% from the prior year to a record $100.0 million in 2003.

Loan Originations

The company originated a record $8.0 billion of mortgage loans in 2003, compared to $4.3 billion of mortgage loan originations in 2002, an increase of 85%.

Wholesale and retail originations in 2003 represented approximately 89% and 11%, respectively, of total loan production, virtually unchanged from the prior year.

The company’s net cost to originate mortgage loans was 2.1% in 2003, compared to 2.3% in 2002. For the quarter ended December 31, 2003, the company’s net cost to originate mortgage loans increased to 2.2% from 2.1% for the comparable period in 2002.

Loan Dispositions

During 2003, $6.1 billion of mortgage loans were sold in whole loan sales for cash, $1.2 billion of mortgage loans went into securitizations structured as financings, $334.3 million of mortgage loans were held for our planned first quarter 2004 securitization, and $1.3 billion of mortgage loans were held for whole loan sales.

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While more than 55% of Accredited’s revenues were generated from whole loan sales in 2003, 41% of revenues came from interest income on the loan portfolio, compared to 34% in the prior year. This increased contribution of interest income to total revenue is the result of the recent growth in the portfolio.

Portfolio Performance and Loan Servicing

The company’s servicing portfolio totaled $3.7 billion at December 31, 2003. The portfolio has significantly increased from $2.3 billion at December 31, 2002, an increase of 63%. This was primarily due to an increase in the loans held for sale and securitized loan inventory. Delinquent loans (30 or more days past due, including foreclosures and real estate owned) were 1.8% of the serviced portfolio at December 31, 2003, compared to 2.7% at December 31, 2002. The company attributes this improvement in delinquency to a combination of rigorous credit standards and prudent collection practices, but also to the recent increase in the size of the servicing portfolio.

Liquidity

The company had approximately $2.6 billion in warehouse credit capacity at December 31, 2003 and $110.1 million in liquidity composed of available cash and additional liquidity from voluntary and recoverable warehouse line paydowns. Our warehouse line usage totaled $1.5 billion at December 31, 2003.

Leverage

The company’s debt-to-equity ratio (total liabilities divided by stockholders’ equity plus convertible preferred stock) at December 31, 2003 was 15.5 to 1. Management intends to continue to issue securitizations structured as financings in order to grow the on-balance sheet portfolio. The accounting for securitizations structured as financings recognizes income more closely with the receipt of cash payments from borrowers and helps to provide a more consistent source of income in future periods.

Business Outlook

The following statements are forward looking and actual results may differ materially. Please see the Safe Harbor Statement section of this news release for a description of certain risk factors and the company’s report on Form 10-K on file with the Securities and Exchange Commission for a more complete description of risks.

Earnings Guidance for First Quarter 2004

The company expects diluted earnings per share for the first quarter to be in a range of $0.90 to $ 1.00, based on an estimated weighted average of approximately 21.5 million shares outstanding.

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Earnings Guidance for 2004

For the total year 2004, the company affirms its earnings estimate of $5.00 to $5.25 per share, based on approximately 21.8 million weighted average diluted shares for the year as a whole.

Conference Call

Accredited will host a conference call for analysts and investors on January 29, 2004 at 10 a.m. (Pacific Daylight Time) to discuss the company’s financial results for the full year and fourth quarter of 2003. Those individuals who would like to participate on the conference call should contact Mitzi Gimenez, investor relations manager, at 858.676.2155 to receive details regarding the call.

The call is being web cast by CCBN and can be accessed live at Accredited’s web site – www.accredhome.com. A replay of the conference will be archived on the web site.

About Accredited

Accredited Home Lenders Holding Co. is a nationwide mortgage banking company that originates, finances, sells, securitizes and services nonprime mortgage loans secured by single-family residences. The company is headquartered in San Diego, CA. Additional information may be found at www.accredhome.com.

Safe Harbor Statement

Certain matters discussed in this news release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements regarding the company’s planned revenue generating strategy, projected growth, anticipated securitizations, expected net earnings for the first quarter and full year 2004; the company’s liquidity; the company’s outlook on the competitive and regulatory environments; and the company’s intended loan disposition strategy. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; and other risk factors outlined in Accredited Home Lenders Holding Co.’s filings with the Securities and Exchange Commission (“SEC”), including those listed in its report on Form 10-K filed with the SEC on March 28, 2003 and in its reports on Form 10-Q filed with the SEC on May 15, 2003, August 14, 2003 and November 14, 2003.

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Accredited Home Lenders: Financial Summary

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Operating Data:
Gain on sale of loans	$32,051	$69,798	$122,877	$241,115
Interest Income	26,529	58,498	67,861	178,982
Loan servicing income	2,185	1,856	8,371	7,645
Net gain on mortgage-related securities and derivatives	162	1,259	1,154	6,698
Other income	40	199	516	782

Total revenues	60,967	131,610	200,779	435,222

Salaries, wages and benefits	22,802	32,716	74,664	112,239
General, administrative, and other expenses	10,175	18,920	32,560	59,730

Total operating expenses	32,977	51,636	107,224	171,969

Interest Expense	11,133	19,934	27,891	63,562
Provision for losses	7,368	10,213	17,669	33,129

Total expenses	51,478	81,783	152,784	268,660

Income before income taxes	9,489	49,827	47,995	166,562
Income taxes	3,796	19,853	19,198	66,547

Net Income	$5,693	$29,974	$28,797	$100,015

Basic earnings per share	$0.98	$1.51	$4.99	$5.61

Diluted earnings per share	$0.39	$1.41	$1.98	$4.98

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Other Data:
Originations:
Wholesale	$1,275,073	$2,136,522	$3,900,186	$7,118,369
Retail & Other	$143,198	$236,202	$402,705	$839,940

Total mortgage loan originations	$1,418,271	$2,372,724	$4,302,891	$7,958,309
Net cost to originate:
Wholesale channel (1)	2.2%	2.2%	2.3%	2.1%
Retail channel (1)	1.7%	2.2%	2.1%	1.8%
Total net cost to originate (1)	2.1%	2.2%	2.3%	2.1%
Weighted average coupon rate of mortgage loan originations	7.9%	7.6%	8.4%	7.7%
Weighted average credit score (2)	635	635	630	632
Loan sales and securitizations:
Whole loan sales	$763,386	$1,841,427	$3,044,890	$6,061,019
Mortgage loans securitized	$541,824	$515,247	$749,215	$1,236,187
Loans sold with retained interests	$—	$—	$75,839	$—

Total loan sales and securitizations	$1,305,210	$2,356,674	$3,869,944	$7,297,206

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
	(dollars in thousands)		(dollars in thousands)
Net premium received on whole loan sales (3)	4.3%	3.9%	4.1%	4.0%
Annualized losses on serviced portfolio as a percentage of average serviced assets	0.9%	0.6%	0.9%	0.6%

	At December 31,	At December 31,
	2002	2003
	(dollars in thousands)
Serviced Portfolio:
Loans held for disposition and real estate owned	$982,737	$1,627,105
Securitized/on balance sheet	$738,390	$1,761,132
Sold servicing retained or securitized /off balance sheet	$547,371	$307,739

Total serviced portfolio at period end	$2,268,498	$3,695,976

Total delinquent at period end (4)	2.7%	1.8%
Total number of leased locations at period end	31	46
Total number of employees	1,294	2,056

(1)	Net cost to originate is defined as total operating expenses, less loan servicing related costs, plus yield spread premiums, less points and fees collected, all prior to any deferrals of origination costs for accounting purposes.

(2)	Represents borrowers’ average credit score at origination obtained from one or more of the three principal credit bureaus.

(3)	The net premium received on whole loan sales is computed based on the cash premiums received on whole loan sales, net of gain (loss) on related derivatives.

(4)	Delinquent is defined as loans that are 30 or more days delinquent, including loans in foreclosure and loans converted into real estate owned (REO).

	At December 31, 2002	At December 31, 2003
Balance Sheet Data:
Mortgage loans held for sale, net	$972,349	$1,281,728
Mortgage loans held for securitization	—	334,266
Securitized loans, net	738,917	1,751,318
Mortgage-related securities, at fair value	8,356	3,692
Mortgage servicing rights, net	3,116	1,119
Other Assets	79,867	129,294

Total Assets	$1,802,605	$3,501,417

Total warehouse and residual interest financing	962,285	1,515,195
Securitization bond financing	732,823	1,724,389
Convertible debt	3,000	—
Other Liabilities	41,375	49,610

Total Liabilities	1,739,483	3,289,194
Redeemable, convertible preferred stock	5,113	—
Total stockholders’ equity	58,009	212,223

Total Liabilities and Stockholders’ Equity	$1,802,605	$3,501,417

Debt-to-equity ratio (includes convertible preferred stock as equity)	27.6	15.5